Exhibit 10.3
NON-QUALIFIED RETIREMENT/SAVINGS PLAN
OF
APACHE CORPORATION
Amended and restated as of July 14, 2010 except as otherwise provided herein
Prepared July 13, 2010

Table of Contents

ARTICLE I DEFINITIONS	1

1.01 Account	1
1.02 Affiliated Entity	1
1.03 Apache	1
1.04 Beneficiary	1
1.05 Change of Control	1
1.06 Code	1
1.07 Committee	1
1.08 Company	1
1.09 Company Deferrals	1
1.10 Compensation	2
1.11 Employee	3
1.12 Enrollment Agreement	3
1.13 ERISA	3
1.14 Participant	3
1.15 Participant Deferrals	3
1.16 Payment Processing Date	3
1.17 Plan	3
1.18 Plan Year	3
1.19 Retirement Plan	3
1.20 Savings Plan	3
1.21 Separation from Service and Separate from Service	3
1.22 Spouse	3
1.23 Trust	4
1.24 Trust Agreement	4
1.25 Trustee	4

ARTICLE II ELIGIBILITY AND PARTICIPATION	4

2.01 Eligibility and Participation	4
2.02 Enrollment	4
2.03 Failure of Eligibility	4

ARTICLE III CONTRIBUTION DEFERRALS	4

3.01 Participant Deferrals	4
3.02 Company Deferrals	6

ARTICLE IV CREDITING OF ACCOUNTS	7

4.01 Accounts	7
4.02 Investments	7

ARTICLE V DISTRIBUTIONS	7

5.01 Vesting and Forfeitures	7
5.02 Rehires	8
5.03 Distribution Overview	9
5.04 Distributions after Separation from Service and In-Service Withdrawals	9
5.05 Payments after a Participant Dies	11
5.06 Change of Control	12
5.07 Hardship Withdrawals	13
5.08 Divorce	13
5.09 Administrative Delays in Payments	14
5.10 Noncompliance with Code §409A	14
5.11 Cash Payment and Withholding	15

ARTICLE VI ADMINISTRATION	15

6.01 The Committee — Plan Administrator	15
6.02 Committee Duties	15
6.03 Organization of Committee	15
6.04 Indemnification	16
6.05 Agent for Process	16
6.06 Determination of Committee Final	16
6.07 No Bonding	16

ARTICLE VII TRUST	16

7.01 Trust Agreement	16
7.02 Expenses of Trust	16

ARTICLE VIII AMENDMENT AND TERMINATION	16

8.01 Termination of Plan	16
8.02 Amendment	16

ARTICLE IX MISCELLANEOUS	17

9.01 Funding of Benefits — No Fiduciary Relationship	17
9.02 Right to Terminate Employment	17
9.03 Inalienability of Benefits	17
9.04 Claims Procedure	17
9.05 Disposition of Unclaimed Distributions	19
9.06 Distributions due Infants or Incompetents	19
9.07 Use and Form of Words	19
9.08 Headings	19
9.09 Governing Law	19

NON-QUALIFIED RETIREMENT/SAVINGS PLAN
OF
APACHE CORPORATION
Apache established this Plan effective as of November 16, 1989. Apache is now restating the Plan in its entirety effective as of the date the restatement is signed, except as otherwise stated herein.
Apache intends for this Plan to provide a select group of management or highly compensated employees of the Company with deferred retirement benefits, in addition to the retirement benefits provided under the Retirement Plan and the Savings Plan, in consideration of the valuable services provided by such employees to the Company and to induce such employees to remain in the employ of the Company.
Apache intends that the Plan not be treated as a “funded” plan for purposes of either the Code or ERISA. Apache’s also intends for this Plan to comply with the requirements of Code §409A, and the Plan shall be interpreted in that light.
ARTICLE I
DEFINITIONS
Defined terms used in this Plan have the meanings set forth below or the same meanings as in the Retirement Plan or the Savings Plan, as the case may be:
1.01	Account

“Account” means the account maintained for each Participant to which is credited all Participant Deferrals made by a Participant, all Company Deferrals on behalf of a Participant, and all adjustments thereto. Each Account is divided into a variety of subaccounts, as detailed in Article V.

1.02	Affiliated Entity

“Affiliated Entity” means any legal entity that is treated as a single employer with Apache pursuant to Code §414(b), §414(c), §414(m), or §414(o).

1.03	Apache

“Apache” means Apache Corporation or any successor thereto.

1.04	Beneficiary

“Beneficiary” means a Participant’s beneficiary, as determined in section 5.05.

1.05	Change of Control

“Change of Control” means an event described in Code §409A(a)(2)(A)(v) that pertains to Apache.

1.06	Code

“Code” means the Internal Revenue Code of 1986, as amended.

1.07	Committee

“Committee” means the administrative committee provided for in section 6.01.

1.08	Company

“Company” means Apache and any Affiliated Entity that, with approval of the Board of Directors of Apache, has adopted the Plan.

1.09	Company Deferrals

“Company Deferrals” means the allocations to a Participant’s Account made pursuant to section 3.02.

1.10	Compensation

“Compensation” generally means regular compensation paid by the Company.
(a)	Inclusions. Specifically, Compensation includes:
(i)	regular salary or wages,

(ii)	overtime pay, and

(iii)	the regular annual bonus (i.e., incentive compensation), to the extent that it is payable in cash, and any other bonus designated by the Committee.
(b)	Exclusions. Compensation excludes:
(i)	commissions,

(ii)	severance pay,

(iii)	moving expenses,

(iv)	any gross-up of moving expenses to account for increased income taxes,

(v)	foreign service premiums paid as an inducement to work outside of the United States,

(vi)	Company contributions under the Retirement Plan

(vii)	Company contributions under the Savings Plan,

(viii)	other contingent compensation,

(ix)	contributions to any other fringe benefit plan (including, but not limited to, overriding royalty payments or any other exploration-related payments),

(x)	any amounts relating to the granting of a stock option by the Company or an Affiliated Entity, the exercise of such a stock option, or the sale or deemed sale of any shares thereby acquired,

(xi)	any bonus other than a bonus described in paragraph (a)(iii),

(xii)	payments from any benefit plan, such as any stock appreciation right or payments from a Share Appreciation Plan, any payment from the Deferred Delivery Plan or the Executive Restricted Stock Plan, and payments pursuant to grants made under the Omnibus Equity Compensation Plan of 2007, and

(xiii)	any benefit accrued under, or any payment from, any nonqualified plan of deferred compensation.
(c)	Timing Rules.
(i)	Participant Deferrals. For purposes of calculating Participant Deferrals, Compensation includes only those amounts paid after the Employee has made both his initial payout election under section 5.04 and his Enrollment Agreement under section 3.01. Compensation does not include any amounts paid after the Participant ceased to be eligible to participate in the Plan. A Participant who begins participating in the middle of a Plan Year cannot make Participant Deferrals from a bonus under paragraph (a)(iii) that is attributable to the Participant’s services during the Plan Year in which his participation begins. For example, a Participant hired in September 2010 cannot make Participant Deferrals from the incentive compensation paid to him in February 2011.

(ii)	Company Deferrals. The Company Deferrals for a Participant, including one who begins participating in the middle of a Plan Year, are calculated by taking into account all

Compensation paid to him during the entire Plan Year, including any incentive compensation paid during the Plan Year.
1.11	Employee

“Employee” means any common-law employee of Apache or any Affiliated Entity. An Employee ceases to be an Employee on the date he Separates from Service.

1.12	Enrollment Agreement

“Enrollment Agreement” means an agreement made by an eligible employee whereby he elects the amounts to be withheld from his Compensation pursuant to section 3.01.

1.13	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14	Participant

“Participant” means any eligible employee who has begun to participate in this Plan.

1.15	Participant Deferrals

“Participant Deferrals” means the amounts of a Participant’s Compensation that he elects to defer and have allocated to his Account pursuant to section 3.01.

1.16	Payment Processing Date

“Payment Processing Date” means the date selected by the Committee on which payments from this Plan will be processed. Except in extraordinary circumstances, there will be at least one Payment Processing Date each calendar month.

1.17	Plan

“Plan” means the plan set forth in this document, as amended.

1.18	Plan Year

“Plan Year” means the period during which the Plan records are kept. The Plan Year is the calendar year.

1.19	Retirement Plan

“Retirement Plan” means the Apache Corporation Money Purchase Retirement Plan, as amended.

1.20	Savings Plan

“Savings Plan” means Apache Corporation 401(k) Savings Plan, as amended.

1.21	Separation from Service and Separate from Service

“Separation from Service” has the same meaning as the term “separation from service” in Code §409A(a)(2)(A)(i), determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Code §409A, except that a Separation from Service occurs only if both the Company and the Participant expect the Participant’s level of services to permanently drop by more than half. A Participant who has a Separation from Service “Separates from Service.”

1.22	Spouse

“Spouse” means the individual of the opposite sex to whom a Participant is lawfully married according to the laws of the state of the Participant’s domicile.

1.23	Trust

“Trust” means the trust or trusts, if any, created by the Company to provide funding for the distribution of benefits in accordance with the provisions of the Plan. The assets of any such Trust remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

1.24	Trust Agreement

“Trust Agreement” means the written instrument pursuant to which each separate Trust is created.

1.25	Trustee

“Trustee” means one or more banks, trust companies, or insurance companies designated by the Company to hold and invest the Trust Fund and to pay benefits and expenses as authorized by the Committee in accordance with the terms and provisions of the Trust Agreement.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.01	Eligibility and Participation

The Committee shall from time to time in its sole discretion select those Employees who are eligible to participate in the Plan from those Employees who are among a select group of management or highly compensated employees.

2.02	Enrollment

Employees who have been selected by the Committee to participate in the Plan shall complete the enrollment procedure specified by the Committee. The enrollment procedure may include written or electronic form(s) for the employee to designate his beneficiary or beneficiaries, provide instructions regarding the investment of his Account, make Participant Deferrals by entering into one or more Enrollment Agreements with the Company, select one or more payment options for the eventual distribution of his benefits, and provide such other information as the Committee may reasonably require.

2.03	Failure of Eligibility

The Committee has the authority to determine that a Participant is no longer eligible to participate in the Plan. No Company Deferrals will be accrued, nor any Participant Deferrals made after the Participant ceases to be eligible to participate in the Plan. The determination of the Committee with respect to the termination of participation in the Plan will be final and binding on all parties affected thereby. Any benefits accrued under the Plan at the time the Participant becomes ineligible to continue participation will be distributed in accordance with the provisions of Article V.
ARTICLE III
CONTRIBUTION DEFERRALS
3.01	Participant Deferrals
(a)	General. A Participant may elect to defer a portion of his Compensation by submitting a completed Enrollment Agreement. Each Enrollment Agreement must specify the amount the Participant elects to defer. Participant Deferrals are deducted through payroll withholding from the Participant’s cash Compensation payable by the Company.

(b)	Maximum and Minimum Deferrals. A Participant may elect to defer up to 50% of his Compensation (other than a bonus described in section 1.10(a)(iii)) and up to 75% of a bonus described in section 1.10(a)(iii). The minimum deferral that a Participant may elect, for both this Plan and the Savings Plan combined, is 6% of his Compensation. If the Participant does not elect the minimum deferral from a bonus described in section 1.10(a)(iii) (in his June election), he cannot make any deferrals from his regular pay during the next regular-pay deferral election (in December).
(c)	Deadlines for Enrollment Agreements.
(i)	Enrollment Period. In order to make Participant Deferrals, a Participant must submit an Enrollment Agreement during the enrollment period established by the Committee. The enrollment period must precede the Plan Year in which the services giving rise to the Compensation are performed, except in the following situations.
(A)	Performance-Based Compensation. If the Compensation is “performance-based compensation based on services performed over a period of at least 12 months” (within the meaning of Code §409A(a)(4)(B)(iii)), the enrollment period must end at least six months before the end of the performance period.

(B)	New Participant. The enrollment period for a new Participant must end no later than 30 days after he became eligible to participate in the Plan; the new Participant’s initial Enrollment Agreement may only apply to Compensation for which he has not yet performed any services.
(ii)	Duration. The Enrollment Agreement shall apply to Compensation, or to a specific form of Compensation, paid during one entire Plan Year unless it is earlier canceled or revised by the Committee pursuant to subsection (f), cancelled because the Participant ceases to be eligible to participate in the Plan, or cancelled pursuant to subsection (e) (relating to hardship withdrawals).
(d)	Procedures for Making Elections. The Committee has complete discretion to establish procedures for the completion of Enrollment Agreements, including the acceptable forms and formats of the deferral election (for example, written or electronic, as a whole percentage of Compensation or specific dollar amount, and the manner in which the Enrollment Agreement coordinates with the Savings Plan). The Committee has complete discretion to establish the enrollment periods during which Participants may make Enrollment Agreements, within the bounds described in subsections (a) and (c). The Committee may establish different enrollment periods for different types of Compensation or different groups of Participants. The Committee may specify any default choices that will apply unless the Participant affirmatively elects otherwise. For example, the Committee could decide that the failure to complete a new Enrollment Agreement means that (i) the prior Plan Year’s Enrollment Agreement will be continued for another year, or (ii) no Participant Deferrals will be made, or (iii) the Participant will defer 6% of his Compensation.

(e)	Cancellation or Modification of Enrollment Agreements Following a Hardship Withdrawal.
(i)	Hardship Withdrawal from this Plan. If a Participant receives a hardship withdrawal from this Plan pursuant to section 5.07, all his outstanding Enrollment Agreements shall be modified to require future Participant Deferrals of 6% of his future Compensation. The Participant may subsequently enter into new Enrollment Agreements at the usual times specified in subsection (c).

(ii)	Hardship Withdrawal from the Savings Plan. If the Participant receives a hardship withdrawal from the Savings Plan, all outstanding Enrollment Agreements that apply or might apply to Compensation paid in the six months after the hardship withdrawal shall be cancelled. The Participant may subsequently enter into new Enrollment Agreements at the usual times under subsection (c), but the new Enrollment Agreements cannot apply to any Compensation paid within the six-month period following the hardship withdrawal from the Savings Plan.
(f)	Committee-Initiated Changes in Enrollment Agreement. This subsection is effective as of January 1, 2009. If the amounts to be withheld from a Participant’s paycheck (including, without limitation, loan repayments, Participant Deferrals, taxes, contributions to the Savings Plan, and premium payments for various benefits) are greater than the paycheck, (i) the Committee shall establish the order in which the deductions are applied, with the result that Participant Deferrals may be reduced below what the Participant had elected in an Enrollment Agreement, and (ii) the Committee’s procedures shall, if practicable, also automatically increase a Participant’s Participant Deferrals in subsequent pay period(s) covered by that Enrollment Agreement to make up for any missed deferrals.
3.02	Company Deferrals

The Company shall credit to a Participant’s Account a matching contribution for the Plan Year and a retirement-6 contribution for the Plan Year. Company Deferrals begin to share in the investment earnings (or losses) at the time specified in section 4.01. The Company may credit matching contributions to a Participant’s Account during the Plan Year on a contingent basis; if the Participant does not satisfy the requirements to receive a matching contribution for the Plan Year, or if the matching contribution credited to the Participant’s Account for the Plan Year is incorrect, the Participant will forfeit any excess matching contribution (adjusted to reflect investment earnings or losses thereon) credited to his Account.
(a)	Matching Contribution.
(i)	Basic Match. The “total match” for the Plan Year is equal to the Participant’s “total deferrals” for the Plan Year, up to a maximum total match for the Plan Year of 6% of the Participant’s Compensation for the Plan Year, except that the match in this Plan is $0 if the Participant has not made the maximum contributions to the Savings Plan that are excludable from his gross income pursuant to Code §402(g).

(ii)	Definitions.

The “total match” for a Plan Year is equal to the matching contribution to the Participant’s Account in this Plan for the Plan Year plus the Company Matching Contribution allocated to the Participant’s account in the Savings Plan for the Plan Year.

The “total deferrals” for a Plan Year are equal to the Participant Deferrals for the Plan Year plus the Before-Tax Contributions to the Savings Plan for the Plan Year.

(iii)	Additional Match. If a Participant’s match in the Savings Plan is reduced to comply with any requirement of federal law (such as the ACP test of Code §401(m) or the limits imposed by Code §415 or §401(a)(17)) after the match for this Plan has been calculated, then the Participant’s match for this Plan will be increased by the amount of the reduction in the match in the Savings Plan.
(b)	Retirement-6. In order to receive an allocation of the retirement-6 contribution, an employee must be eligible to participate in the Plan on the last business day of the Plan Year. The retirement-6 contribution is calculated each Plan Year after the Company Mandatory Contribution is calculated in the Retirement Plan for the Plan Year. The sum of the Participant’s retirement-6 contribution in this Plan and his Company Mandatory Contribution in the Retirement Plan are equal to 6% of the Participant’s Compensation for the Plan Year. If a Participant’s Company Mandatory Contribution in the Retirement Plan is reduced to comply with any requirement of federal law after the retirement-6 contribution for this Plan has been calculated, then the Participant’s retirement-6 contribution for this Plan will be increased by the amount of the reduction in the Company Mandatory Contribution in the Retirement Plan.

(c)	Additional Contribution. A Company may make an additional Company Deferral to any Participant’s Account at any time, provided that the Company advises the Committee in writing of the contribution.

ARTICLE IV
CREDITING OF ACCOUNTS
4.01	Accounts
(a)	Establishment of Accounts. The Committee shall establish one Account for each Participant, which will be subdivided into various subaccounts. The Accounts and subaccounts are merely for recordkeeping purposes, and do not represent any actual property that has been set aside for Participants. Nothing contained in this Article may be construed to require the Company or the Committee to fund any Participant’s Account.

(b)	Crediting of Contributions. Participant Deferrals are credited to a Participant’s Account as of the date that the Participant Deferral would have been paid to the Participant had there been no Enrollment Agreement. Company Deferrals are credited to a Participant’s Account as of the date that the Company Deferral was earned by the Participant.

(c)	Crediting of Earnings. Each Account is credited with investment earnings or losses calculated in accordance with section 4.02. Participant Deferrals and Company Deferrals start to be credited with investment earnings or losses as soon as administratively convenient after such amounts are credited to Accounts, except that the retirement-6 contribution under section 3.02(b) is not credited with investment earnings or losses until the corresponding Company Mandatory Contribution to the Retirement Plan is actually paid to the Retirement Plan (usually in late February).
4.02	Investments
(a)	Investment Options. All amounts credited to a Participant’s Account are credited with investment earnings or losses as if the Participant’s Account was invested in one or more investments. The Committee shall designate the default investment as well as any alternatives, and may change the available alternatives or the default investment from time to time. One or more of the investment alternatives may consist, in whole or in part, of Apache common stock. At such times and under such procedures as the Committee may designate, a Participant may determine the portion of his Account that is to be deemed invested in each alternative. The Participant may make prospective changes for his investment selection as often as the Committee permits and subject to the procedures established by the Committee. A Participant may never make any retroactive changes to his investment selections.

(b)	No Ownership Rights. A Participant has no ownership rights with respect to any investment of his Account. Nothing contained in this Article may be construed to give any Participant any power or control to make investment directions or otherwise influence in any manner the investment and reinvestment of assets contained within any investment alternative, such control being at all times retained in the full discretion of the Committee. As a consequence, for example, if a Participant has elected to invest a portion of his Account in Apache stock, the Participant has no voting rights with respect to that stock.
ARTICLE V
DISTRIBUTIONS
5.01	Vesting and Forfeitures
(a)	Participant Deferrals. A Participant is fully vested in the portion of his Account that is attributable to his Participant Deferrals.

(b)	Company Deferrals, General Rule. A Participant’s years of completed service in this Plan are identical to his “Period of Service” in the Savings Plan. A Participant will vest in the portion of his Plan Account that is attributable to Company Deferrals according to the following schedule, unless subsection (c) provides for faster vesting:

Years of Completed Service	Vested Portion

Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%
(c)	Company Deferrals, Accelerated Vesting. A Participant is fully vested in the portion of his Plan Account that is attributable to Company Deferrals in the following circumstances.
(i)	The Participant is fully vested if he attains age 65 while he is an Employee.

(ii)	The Participant is fully vested if he becomes an Employee after attaining age 65.

(iii)	The Participant is fully vested if, while he is an Employee, he incurs a disability that qualifies the Employee for long-term disability payments under Apache’s Long-Term Disability Plan.

(iv)	The Participant is fully vested if he dies while he is an Employee.

(v)	All Participants are fully vested if a change of control, as defined in the Income Continuance Plan, occurs.
(d)	Forfeiture Timing. The portion of a Participant’s Account that is not vested is forfeited immediately upon his Separation from Service.
5.02	Rehires
(a)	Distributions. If a Participant Separated from Service and subsequently becomes eligible to participate in the Plan again, the benefits from his earlier episode of participation will be paid out as originally scheduled; the new participation will not affect the timing of any benefit payments from his earlier episode of participation.

(b)	Vesting. If a Participant becomes eligible to again make Participant Deferrals more than five years after Separating from Service, (i) the Plan will establish a new Account for the benefits he accrues during his second episode of participation; (ii) his years of completed service for his new Account will include only his service from his second episode; and (iii) his new service will not increase the vesting of any benefits from his first episode of participation. If a Participant becomes eligible to again make Participant Deferrals less than five years after Separating from Service, the Participant’s years of completed service for his benefits from his second episode of participation will include his service from both episodes of employment.

(c)	Restoration of Forfeiture. If a Participant begins to participate in the Plan again within five years after his Separation from Service, the exact amount of any forfeiture upon his earlier Separation from Service will be restored to his Account, and will be credited to a separate subaccount. The restoration will occur on the 31st day after the Participant again begins participating in the Plan, but only if the Participant is still eligible to participate in the Plan on that date. The restored subaccount vests based on his service from both episodes of employment (and thus will almost always be partially vested immediately when the Participant again starts to participate). The vested portion of the restored subaccount will be paid to the Participant as the Participant elects in section 5.04(b) for the payment of his new Account attributable to Company Deferrals, unless section 5.05 or 5.06 require faster payment following the Participant’s death or a Change of Control or the Participant takes a hardship withdrawal under section 5.07.

5.03	Distribution Overview
(a)	General. In general, a single payment will occur, or a stream of installment payments will commence, on the Payment Processing Date following the earliest of the following dates, or as soon thereafter as is administratively convenient:
(i)	Six months after the Participant Separates from Service. See section 5.04.

(ii)	For unmatched Participant Deferrals only, at the time(s) selected by the Participant. See sections 5.04(c)(ii) and 5.04(c)(iii).

(iii)	The date the Participant dies. See section 5.05.

(iv)	The date of a Change of Control. See section 5.06.
(b)	Hardships. A Participant may take a withdrawal under section 5.07 if he has a financial hardship.

(c)	Divorce. Some or all of a Participant’s benefits in this Plan may be allocated to, and distributed to, his former Spouse, pursuant to section 5.08.
5.04	Distributions after Separation from Service and In-Service Withdrawals
(a)	General. A Participant who Separated from Service before January 1, 2009 will be paid according to the payout provisions in the Plan (and any payout elections that had been made) that were effective when he Separated from Service, except that (i) sections 5.05 or 5.06 will apply to such Participants (and accelerate any remaining payments) if there is a Change of Control or the Participant dies, (ii) section 5.07 will apply if the Participant has a financial hardship, and (iii) section 5.08 will apply if the Participant becomes divorced. This remainder of this section contains the rules for distributions following a Separation from Service that occurs on or after January 1, 2009.

(b)	Distribution of Company Deferrals.
(i)	Initial Election. Upon becoming a Participant, an Employee shall make a payout election to have his vested Account attributable to Company Deferrals paid out in a single payment or in two to ten annual installments. To be effective, the Participant’s payout election must be provided to the Plan within 30 days after the date the Participant became a Participant or by such earlier date established by the Committee. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs six months or more after the Participant’s Separation from Service. Subsequent installments will be paid each 12 months thereafter.

(ii)	Special 2007 Payout Election. The Committee extended to certain Participants the opportunity a new payout election in 2007 to have his vested Account attributable to Company Deferrals paid out in a single payment or in two to ten annual installments. To be effective, the Participant’s payout election must have been provided to the Plan by December 31, 2007 or by such earlier deadline established by the Committee, and the Participant must have been an Employee on the last business day of 2007. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs six months or more after the Participant’s Separation from Service; subsequent installments will be paid each 12 months thereafter.

(iii)	Minimum Account Balance for Installments. See section 5.04(d) for the situations when a Participant will be paid a lump sum in spite of having elected installments.
(c)	Distribution of Participant Deferrals.
(i)	Matched and Unmatched Participant Deferrals. Because different payout alternatives are available for matched and unmatched Participant Deferrals, the Plan will separately account for matched and unmatched Participant Deferrals. Each Plan Year’s unmatched Participant

Deferrals, if any, are equal to the amount by which the sum of the Participant Deferrals to this Plan for the Plan Year and the Before-Tax Contributions to the Savings Plan for the Plan Year are greater than 6% of the Participant’s Compensation for the Plan Year. The Committee has full discretion in determining an appropriate and administratively feasible method for differentiating between matched and unmatched Participant Deferrals. The Committee may wait until the end of the Plan Year to make this determination, and may attribute the investment earnings or losses on the Participant Deferrals to the matched Participant Deferrals, to the unmatched Participant Deferrals, or partly to each.
(ii)	Matched Participant Deferrals. A Participant’s matched Participant Deferrals will be paid out in the same fashion as the balance of his Account attributable to Company Deferrals under subsection (b).

(iii)	Payout Elections for Unmatched Participant Deferrals. A Participant shall make a separate payout election for the next year’s unmatched Participant Deferrals. Beginning with Enrollment Agreements entered into in 2009, the payout election must be made no later than June 30 (or such earlier date established by the Committee) of the year preceding the year in which the unmatched Participant Deferral occurs. The payout elections for 2007, 2008, and 2009 unmatched Participant Deferrals must be made by the end of the year preceding the year in which the unmatched Participant Deferral occurs or such earlier date established by the Committee. Newly eligible Participants must complete a payout election at the same time as their initial Enrollment Agreement. The Participant may choose from among the following payout alternatives for the subaccount containing that Plan Year’s unmatched Participant Deferrals.
(A)	No In-Service Withdrawal. The subaccount will be paid out in a single payment or in two to ten annual installments. The single payment or the first installment payment will be paid on the first Payment Processing Date that occurs six months or more after the Participant’s Separation from Service; subsequent installments will be paid each 12 months thereafter. Each installment will be equal to the balance in the subaccount measured as short a period of time before the installment is paid as is administratively convenient, divided by the number of remaining annual installments.

(B)	In-Service Withdrawal, Single Payment. The subaccount will be paid in a single payment on the first Payment Processing Date that occurs during the month and year selected by the Participant. The Participant cannot choose to receive the single payment until the second year following the year in which the Participant Deferral occurred. For example, unmatched Participant Deferrals made in 2008 cannot be withdrawn pursuant to this paragraph until January 2010. If the Participant Separates from Service before receiving the single payment, (1) if the single payment is scheduled to be paid during the six months after the Separation from Service, it will be paid as scheduled, and (2) if the single payment is scheduled to be paid more than six months after the Separation from Service, it will instead be paid on the first Payment Processing Date that occurs six months or more after the Separation from Service.

(C)	In-Service Withdrawal, Installments. The subaccount will be paid in a two to ten annual installments, with the first installment paid on the first Payment Processing Date that occurs during the month and year selected by the Participant, and subsequent installments paid each 12 months thereafter. The Participant cannot choose to receive his first installment until the second year following the year in which the Participant Deferral occurred. Each installment will be equal to the balance in the subaccount measured as short a period of time before the installment is paid as is administratively convenient, divided by the number of remaining annual installments. If the Participant Separates from Service before receiving all installments, (1) any installment scheduled to be paid during the six months after the Separation from Service will be paid as scheduled, and (2) the remaining subaccount balance will be paid on the first Payment Processing Date that occurs six months or more after the Separation from Service.
(d)	Calculating Installment Payments.

If the value of the Participant’s Account is less than $50,000 six months after the Participant’s Separation from Service, the Participant will be paid a lump sum of his Account on the first Payment Processing Date that occurs six months or more after his Separation from Service. If the preceding sentence does not apply, each installment, other than installments of unmatched Participant Deferrals under section 5.03(c)(iii) above, will be equal to the vested Account balance (ignoring the subaccount(s) containing unmatched Participant Deferrals) measured as short a period of time before the installment is paid as is administratively convenient, divided by the number of remaining annual installments.

(e)	Additional Rules for Payout Elections. The Committee has complete discretion to establish procedures for the completion of payout elections, including the acceptable forms and formats of the payout election. The Committee has complete discretion to establish deadlines for the completion of payout elections, within the bounds described in this section. The Committee may establish default choices in the absence of an affirmative Participant election.

(f)	Coordination with Other Distribution Sections.
(i)	Change of Control. Section 5.06 will apply to determine the timing and amount of certain payments made on or after a Change of Control.

(ii)	Death. Section 5.05 will apply to determine the timing and amount of all payments made after the Participant dies.

(iii)	Hardships. A Participant may take a withdrawal under section 5.07 if he has a financial hardship.

(iv)	Divorce. Some or all of a Participant’s benefits in this Plan may be allocated to, and distributed to, his former Spouse, pursuant to section 5.08.
5.05	Payments after a Participant Dies
(a)	Payout. When a Participant dies, his remaining vested Account balance will be distributed to each of his Beneficiaries on the Payment Processing Date in the fourth month following the Participant’s death, provided that the Beneficiary has completed the tax-withholding forms and supplied such other information as the Committee may reasonably require. For example, if the Participant dies in November, the Beneficiary will be paid in March. This four-month delay should give the Beneficiary adequate time to decide whether to disclaim all or any part of his interest under subsection (d)). Each Beneficiary will receive a single payment.

(b)	Beneficiary Designation. Each Participant shall designate one or more persons, trusts, or other entities as his Beneficiary to receive any amounts distributable hereunder at the time of the Participant’s death. In the absence of an effective beneficiary designation as to part or all of a Participant’s interest in the Plan, such amount will be distributed to the Participant’s surviving Spouse, if any, otherwise to the personal representative of the Participant’s estate.

(c)	Special Rules for Spouses. A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his Spouse will be his Beneficiary unless such Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse’s consent must be in writing, witnessed by a notary public, and filed with the Committee. If the Participant has designated his Spouse as a primary or contingent Beneficiary, and the Participant and Spouse later divorce (or their marriage is annulled), then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation that was completed prior to the divorce or annulment; this provision will apply only if the Committee is informed of the divorce or annulment before payment to the former Spouse is authorized.
(d)	Disclaiming. Any individual or legal entity who is a beneficiary may disclaim all or any portion of his interest in the Plan, provided that the disclaimer satisfies the requirements of Code §2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a beneficiary who has died. The amount disclaimed will be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a beneficiary.
5.06	Change of Control
(a)	Former Employees.
(i)	Separated More than Six Months. Each Participant who Separated from Service more than six months before the date of a Change of Control, including those already receiving installment payments, will be paid a single payment of his entire remaining vested Account balance on the date of a Change of Control or as soon thereafter as is administratively practicable.

(ii)	Recent Separations. Each Participant who Separated from Service within six months before the date of the Change of Control will be paid his normally scheduled payments for the first six months after he Separated from Service and the remainder of his vested Account balance will be paid to him six months after his Separation from Service or as soon thereafter as is administratively practicable.
(b)	Current Employees.
(i)	Payout upon Separation From Service. Except as provided in paragraph (ii), each Participant who is an Employee on the date of a Change of Control, and who Separates from Service before the first anniversary of the Change of Control, will be paid a single payment of his entire vested Account balance as soon as administratively practicable after the Separation from Service; however, if the Participant is a “specified employee,” (A) his normally scheduled payments for the first six months after he Separated from Service will be paid as scheduled and (B) the remainder of his vested Account balance will be paid as soon as administratively practicable six months after the Separation from Service. As used in this section, the term “specified employee” has the same meaning as in Code §409A(a)(2)(B)(i) and is determined using the default rules contained in the regulations and other guidance of general applicability issued pursuant to Code §409A. Except as provided in paragraph (ii), each Participant who does not Separate from Service within one year of a Change of Control will be paid his benefits pursuant to section 5.04, 5.05, 5.07, or 5.08.

(ii)	Payout upon a Change of Control. This paragraph applies only to benefits accrued after December 31, 2010. A Participant may elect to have all his vested benefits accrued after December 31, 2010 paid to him in a single payment on the date of the Change of Control or as soon as administratively practicable thereafter; to the extent the Participant does not elect to receive payment upon the Change of Control, his benefits shall be paid pursuant to whichever of sections 5.04, 5.05, 5.06(b)(i), 5.07, or 5.08 applies. The Participant’s election under this paragraph must be made no later than the later of (A) the deadline for the Participant’s initial payout election pursuant to section 5.04(b)(i) (that is, within 30 days of becoming eligible to participate in the Plan) or (B) June 30, 2010. The Committee may establish an earlier deadline for the payout election under this paragraph.

5.07	Hardship Withdrawals

A Participant may withdraw all or part of the vested portion of his Account if he has a financial hardship, subject to the following rules. A Participant may take a hardship withdrawal while he is an Employee and also after he has Separated from Service. Payment shall be made as soon as practicable after the Committee has approved the withdrawal, except that payment for a financial hardship that occurs less than six months after the Participant’s Separation from Service shall be made as soon as practicable after the Participant has been Separated from Service for six months.
(a)	Request for Hardship Withdrawal. The Participant must file a request for withdrawal with the Committee, along with such information and documentation as the Committee may request for this purpose. The Committee shall review the information filed as soon as practicable after it is received and shall promptly inform the Participant of the results of the Committee’s determination.

(b)	Unforeseeable Emergency. A hardship withdrawal may be made only for the purpose of meeting an unforeseeable emergency, which is a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s Spouse, the Participant’s dependent (within the meaning of Code §152(a) without regard to Code §152(b)(1), §152(b)(2), or §152(d)(1)(B)), or the Participant’s Beneficiary; (ii) loss of the Participant’s property due to casualty; (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, such as the imminent foreclosure of or eviction from the Participant’s primary residence or the payment of medical expenses, or (iv) the funeral expenses of the Participant’s Spouse, Beneficiary, or dependent (within the meaning of Code §152(a) without regard to Code §152(b)(1), §152(b)(2), or §152(d)(1)(B)). The Committee shall determine whether an unforeseeable emergency exists based on all relevant facts and circumstances, all documentation provided by the Participant, and any guidance provided by the IRS.

(c)	Amount of Withdrawal. The amount withdrawn with respect to an unforeseeable emergency may not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated to be incurred because of the withdrawal. The withdrawal will be reduced to take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(d)	Coordination with Savings Plan. If the Participant’s circumstances are such that he can take a hardship withdrawal from both the Savings Plan and from this Plan, the withdrawal will first be taken from this Plan and, if the Participant exhausts his vested Account in this Plan, the Participant may elect to satisfy any remaining hardship by taking a hardship withdrawal from the Savings Plan.

(e)	Cancellation or Modification of Participant Deferrals. See section 3.01(e) for the cancellation or modification of Enrollment Agreements after a hardship withdrawal from this Plan or the Savings Plan.

(f)	Source of Funds. A Participant’s hardship withdrawal will be taken first from the subaccounts containing unmatched Participant Deferrals, with the earliest-made unmatched Participant Deferrals withdrawn first. Then, if necessary, amounts will be withdrawn from the subaccount(s) containing matched Participant Deferrals. And finally, if necessary, vested amounts will be withdrawn from the subaccount(s) containing Company Deferrals.
5.08	Divorce
(a)	General. If a Participant has divorced his Spouse, all or a portion of his Account may be allocated to his former Spouse. The Participant may be a former or current employee of the Company.

(b)	Contents of Order. The allocation will occur as soon as practicable after the Plan receives a judgment, decree, or order (collectively, an “order”) that (i) is made pursuant to a state domestic relations law or community property law, (ii) relates to the marital property rights of the former Spouse, (iii)

unambiguously specifies the amount or percentage of the Participant’s Account that is to be allocated to the former Spouse, or unambiguously specifies the manner in which the amount or percentage is to be calculated, (iv) does not allocate any benefits that have already been allocated to a different former Spouse, (v) contains the name and last known mailing address of the Participant and the former Spouse, (vi) the name of the Plan, (vii) does not contain any provision that violates subsections (c), (d), or (e), and (viii) contains the former Spouse’s Social Security number (or other similar taxpayer identification number) unless such number has been provided by the former Spouse to the Plan in a manner acceptable to the Committee.
(c)	Payout Provisions. The vested portion of the amount allocated to the former Spouse will be paid to the former Spouse in a single payment on the first Payment Processing Date that is administratively practicable after (i) the Plan has determined that the order meets the requirements of subsection (b), (ii) the Plan has communicated its interpretation of the order to the Participant and former Spouse, and given them a reasonable amount of time (such as 30 days) to object to the Plan’s interpretation, (and if there is a timely objection, the parties must submit a revised order or withdraw their objections), and (iii) the parties agree to the Plan’s interpretation of the order.

(d)	Not Fully Vested. If the former Spouse is allocated any unvested amounts, the Plan will establish a separate account for the former Spouse and she may direct the Plan as to how those amounts will be deemed to be invested, in the same manner as a Participant directs the Plan in Article IV. Unvested amounts are forfeited at the same time as the Participant’s unvested amounts are forfeited. If an amount allocated to the former Spouse subsequently become vested, the newly-vested amount will be paid to the former Spouse in a single payment on the first Payment Processing Date that is administratively practicable following the additional vesting. If the former Spouse dies before award is fully vested, she shall forfeit her remaining Account balance, and that exact amount shall be returned to the Participant’s subaccount containing Company Deferrals.

(e)	Source of Funds. If a Participant is not fully vested in his Account when the allocation to the former Spouse occurs, the amount allocated to the former Spouse will be taken on a pro-rata basis from each of the Participant’s subaccounts.
5.09	Administrative Delays in Payments

The Committee may delay any payment from this Plan for as short a period as is administratively necessary. For example, a delay may be imposed upon all payments when there is a change of recordkeeper or trustee, and a delay may be imposed on payments to any recipient until the recipient has provided (a) the information needed to determine the appropriate tax withholding and tax reporting and (b)any other information reasonably requested by the Committee.
5.10	Noncompliance with Code §409A

To the extent that the Company or the Committee takes any action that causes a violation of Code §409A or fails to take any reasonable action required to comply with Code §409A, Apache shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Code §409A(a)(1); the gross-up will be sufficient to put the individual in the same after-tax position he would have been in had there been no violation of Code §409A. The Company shall not pay a gross-up if the cause of the violation of Code §409A is the due to the recipient’s action or due to the recipient’s failure to take reasonable actions (such as failing to timely provide the information required for tax withholding or failing to timely provide other information reasonably requested by the Committee — with the result that the delay in payment violates Code §409A). Any gross-up will be paid as soon as administratively convenient after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
5.11	Cash Payment and Withholding

All payments from the Plan will be made in cash. The Plan will withhold any taxes or other amounts that it is required to withhold pursuant to any applicable law.
ARTICLE VI
ADMINISTRATION
6.01	The Committee — Plan Administrator
(a)	Current. As of January 1, 2009, the Committee is comprised of the members of the Retirement Plan Advisory Committee.

(b)	Before a Change of Control. Before a change of control, as defined in the Income Continuance Plan, the board of directors of Apache shall appoint an administrative Committee consisting of no fewer than three individuals who may be, but need not be, Participants, officers, directors, or employees of the Company. Apache’s board of directors may remove Committee members at will. If the absence of any Committee members, Apache shall become the sole Committee member.

(c)	After a Change of Control. This subsection applies on and after the date of a change of control, as defined in the Income Continuance Plan. The only individuals who are able to serve on the Committee after the date of the Change of Control are those who are not then employed by Apache, its successor, or any related legal entities. No Committee members may be added on or after the day of the Change of Control, except that, if the Committee is comprised solely of individuals, (i) the Committee may appoint a legal entity as a Committee member, and (ii) if the number of Committee members drops below three, the remaining member(s) may not resign until having appointed a legal entity or another individual as a Committee member. If all Committee members leave the Committee (if, for example, all Committee members die before the last one appoints a new Committee member or if the sole Committee member is a legal entity that goes out of business), the Committee shall automatically consist of the three Participants with the largest Accounts who are not then employed by Apache, its successor, or any related legal entities.

(d)	Plan Administrator. The Committee is the Plan’s “administrator” within the meaning of ERISA §3(16)(A). The sole named fiduciaries of the Plan are the Committee and any Trustees.
6.02	Committee Duties

The Committee shall administer the Plan and shall have all discretion and powers necessary for that purpose, including, but not by way of limitation, full discretion and power to interpret the Plan, to determine the eligibility, status, and rights of all persons under the Plan and, in general, to decide any dispute and all questions arising in connection with the Plan. The Committee shall direct the Company, the Trustee, or both, as the case may be, concerning distributions in accordance with the provisions of the Plan. The Committee shall maintain all Plan records except records of any Trust. The Committee shall publish, file, or disclose — or cause to be published, filed, or disclosed — all reports and disclosures required by federal or state laws. The Committee may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf.

6.03	Organization of Committee

The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf. If a Committee decision or action affects a relatively small percentage of Plan Participants including a Committee member, such Committee member will not participate in the Committee decision or action. The action of a majority of the disinterested Committee members constitutes the action of the Committee.
6.04	Indemnification

The Committee and all of the agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.

6.05	Agent for Process

Apache’s Vice President, General Counsel, and Secretary shall be the agents of the Plan for service of all process on the Plan.

6.06	Determination of Committee Final

The decisions made by the Committee are final and conclusive on all persons.

6.07	No Bonding

Neither the Committee nor any committee member is required to give any bond or other security in any jurisdiction in connection with the administration of the Plan, unless Apache determines otherwise or any applicable federal or state law so requires.
ARTICLE VII
TRUST
7.01	Trust Agreement

The Company may, but is not required to, adopt one or more Trust Agreements for the holding, investment, and administration of funds for Plan benefits. The Trustee may maintain and allocate assets to a separate account for each Participant under the Plan. The assets of any Trust remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

7.02	Expenses of Trust

The parties expect that any Trust created pursuant to section 7.01 will be treated as a “grantor” trust for federal and state income tax purposes and that, as a consequence, the Company will recognize taxable income from the Trust assets, but the Trust itself will not separately be subject to income tax with respect to its income. However, if the Trust should be separately taxable, the Trustee will pay all such taxes out of the Trust. All expenses of administering any Trust, if not paid by the Company, will be a charge against and will be paid from the assets of the Trust.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.01	Termination of Plan

Apache expects to continue the Plan indefinitely, but each Company may terminate its participation in the Plan at any time with Apache’s permission, and Apache may terminate the entire Plan at any time.

8.02	Amendment
(a)	Before a Change of Control. Before a change of control, as defined in the Income Continuance Plan, Apache may amend the Plan at any time and from time to time, retroactively or otherwise, on behalf of all Companies, but no amendment may reduce any vested benefit that has accrued on the later of (a) the effective date of the amendment, or (b) the date the amendment is adopted.
(b)	After a Change of Control. The Plan may be amended after a change of control, as defined in the Income Continuance Plan, (i) at any time but only to the extent necessary to alleviate a material adverse tax consequence to one or more Participants, former Spouses, or Beneficiaries, and (ii) at any time after the second anniversary of such change of control, but only with respect to the benefits of Participants who are then employed by Apache, its successor, or any related entity.

(c)	Procedure. Each amendment must be in writing. Each amendment must be approved by the board of directors of Apache or its successor, or by an officer of Apache or its successor who is authorized by its board of directors to amend the Plan. Each amendment must be executed by an officer of Apache or its successor who is authorized to execute the amendment.
ARTICLE IX
MISCELLANEOUS
9.01	Funding of Benefits — No Fiduciary Relationship

All benefits payable under the Plan will be paid either from the Trust or by the Company out of its general assets. Nothing contained in the Plan may be deemed to create any fiduciary relationship between the Company and the Participants. Notwithstanding anything herein to the contrary, to the extent that any person acquires a right to receive benefits under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company, except to the extent provided in the Trust Agreement, if any.

9.02	Right to Terminate Employment

The Company may terminate the employment of any Participant as freely and with the same effect as if the Plan were not in existence.

9.03	Inalienability of Benefits

Except for disclaimers under section 5.05(d) and payments to a former Spouse pursuant to section 5.08, no Participant or Beneficiary has the right to assign, alienate, pledge, transfer, hypothecate, encumber, or anticipate his interest in any benefits under the Plan, nor are the benefits subject to garnishment by any creditor, nor may the benefits under the Plan be levied upon or attached. The preceding sentence does not apply to the enforcement of a federal tax levy made pursuant to Code §6331, the collection by the United States on a judgment resulting from an unpaid tax assessment, or any debt or obligation that is permitted to be collected from the Plan under federal law (such as the Federal Debt Collection Procedures Act of 1977).

9.04	Claims Procedure
(a)	General. Each claim for benefits will be processed in accordance with the procedures established by the Committee. The procedures will comply with the guidelines specified in this section. The Committee may delegate its duties under this section.

(b)	Representatives. A claimant may appoint a representative to act on his behalf. The Plan will only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan will recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan will recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan will direct all information and notification regarding the claim to the authorized representative and the claimant will be copied on all notifications regarding decisions, unless the claimant provides specific written direction otherwise.

(c)	Extension of Deadlines. The claimant may agree to an extension of any deadline that is mentioned in this section that applies to the Plan. The Committee or the relevant decision-maker may agree to an extension of any deadline that is mentioned in this section that applies to the claimant.

(d)	Fees. The Plan may not charge any fees to a claimant for utilizing the claims process described in this section.

(e)	Filing a Claim. A claim is made when the claimant files a claim in accordance with the procedures specified by the Committee. Any communication regarding benefits that is not made in accordance with the Plan’s procedures will not be treated as a claim.

(f)	Initial Claims Decision. The Plan will decide a claim within a reasonable time up to 90 days after receiving the claim. The Plan will have a 90-day extension, but only if the Plan is unable to decide within 90 days for reasons beyond its control, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 90th day after receiving the claim, and the Plan notifies the claimant of the date by which the Plan expects to make a decision.

(g)	Notification of Initial Decision. The Plan will provide the claimant with written notification of the Plan’s full or partial denial of a claim, reduction of a previously approved benefit, or termination of a benefit. The notification will include a statement of the reason(s) for the decision; references to the plan provision(s) on which the decision was based; a description of any additional material or information necessary to perfect the claim and why such information is needed; a description of the procedures and deadlines for appeal; a description of the right to obtain information about the appeal procedures; and a statement of the claimant’s right to sue.

(h)	Appeal. The claimant may appeal any adverse or partially adverse decision. To appeal, the claimant must follow the procedures specified by the Committee. The appeal must be filed within 60 days of the date the claimant received notice of the initial decision. If the appeal is not timely and properly filed, the initial decision will be the final decision of the Plan. The claimant may submit documents, written comments, and other information in support of the appeal. The claimant will be given reasonable access at no charge to, and copies of, all documents, records, and other relevant information.

(i)	Appellate Decision. The Plan will decide the appeal of a claim within a reasonable time of no more than 60 days from the date the Plan receives the claimant’s appeal. The 60-day deadline will be extended by an additional 60 days, but only if the Committee determines that special circumstances require an extension, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 60th day after receiving the appeal, and the Plan notifies the claimant of the date by which the Plan expects to make a decision. If an appeal is missing any information from the claimant that is needed to decide the appeal, the Plan will notify the claimant of the missing information and grant the claimant a reasonable period to provide the missing information. If the missing information is not timely provided, the Plan will deny the claim. If the missing information is timely provided, the 60-day deadline (or 120-day deadline with the extension) for the Plan to make its decision will be increased by the length of time between the date the Plan requested the missing information and the date the Plan received it.

(j)	Notification of Decision. The Plan will provide the claimant with written notification of the Plan’s appellate decision (positive or adverse). The notification of any adverse or partially adverse decision must include a statement of the reason(s) for the decision; reference to the plan provision(s) on which the decision was based; a description of the procedures and deadlines for a second appeal, if any; a description of the right to obtain information about the second-appeal procedures; a statement of the claimant’s right to sue; and a statement that the claimant is entitled to receive, free of charge and upon request, reasonable access to and copies of all documents, records, and other information relevant to the claim.

(k)	Limitations on Bringing Actions in Court. Once an appellate decision that is adverse or partially adverse to the claimant has been made, the claimant may file suit in court only if he does so by the earlier of the following dates: (i) the one-year anniversary of the date of an appellate decision made on or before a Change of Control or the three-year anniversary of the date of an appellate decision made after a Change of Control, or (ii) the date on which the statute of limitations for such claim expires.
9.05	Disposition of Unclaimed Distributions

It is the affirmative duty of each Participant to inform the Plan of, and to keep on file with the Plan, his current mailing address and the mailing address of any beneficiaries. If a Participant fails to inform the Plan of these current mailing addresses, neither the Plan nor the Company is responsible for any late payment of benefits or loss of benefits. The Plan, the Committee, and the Company have no duty to search for a missing individual until the date of a Change of Control, at which point the Company has the duty to undertake reasonable measures to search for the proper recipient of any payment under the Plan that is scheduled to be paid on or after the date of the Change of Control. If the missing individual is not found within a year after a payment should have been made to him, all his benefits will be forfeited. If the missing individual later is found, the exact amount forfeited will be restored to his Account as soon as administratively convenient, without any adjustment for forgone investment earnings or losses.

9.06	Distributions due Infants or Incompetents

If any person entitled to a distribution under the Plan is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee has the power to cause the distributions becoming due to such person to be made to another for his benefit, without responsibility of the Committee to see to the application of such distributions. Distributions made pursuant to such power will operate as a complete discharge of the Company, the Trustee, the Plan, and the Committee.

9.07	Use and Form of Words

When any words are used herein in the masculine gender, they are to be construed as though they were also used in the feminine gender in all cases where they would so apply, and vice versa. Whenever any words are used herein in the singular form, they are to be construed as though they were also used in the plural form in all cases where they would so apply, and vice versa.

9.08	Headings

Headings of Articles and sections are inserted solely for convenience and reference, and constitute no part of the Plan.

9.09	Governing Law

The Plan shall be construed in accordance with ERISA, the Code, and, to the extent applicable, the laws of the State of Texas excluding any conflicts-of-law provisions.

APACHE CORPORATION
/s/ Margery M. Harris
Margery M. Harris
Vice President, Human Resources July 14, 2010